Exhibit 99.1

XWELL CHIEF EXECUTIVE OFFICER ISSUES LETTER TO SHAREHOLDERS REGARDING THE COMPANY’S OPERATING STRATEGY

NEW YORK, NY (December 12, 2022) — XWELL, Inc. (Nasdaq: XWEL) (“XWELL” or the “Company”), the authority in health and wellness solutions for people on the go, issued the following Letter to Shareholders from Scott Milford, XWELL’s Chief Executive Officer.

December 12, 2022

Dear Fellow Shareholders,

As CEO, I am writing you today to share an update on the efforts we’re making to prepare our business for sustainable profitability in the near-term and thereafter.  I am acutely aware of the Company’s current valuation—which we believe is undervalued, and we are focused on creating and maximizing long-term shareholder value while providing innovative wellness products and services to our customers. To that end, I will share the strategies and tactics we intend to execute toward achieving our collective goals and objectives.

Looking back, when I was asked to assume the role of XWELL’s CEO in late January 2022, the business had just completed a profitable year and was poised to deliver another growth year in 2022.  Testing at our 16 XpresCheck locations was still strong following a resurgence of COVID-19 in late 2021.  We were also continuing to develop our bio-surveillance efforts with the CDC as part of our pilot pool testing partnership with them.  The Company had just opened its first brick and mortar Treat location in New York’s JFK Airport Terminal 4 and, as travel slowly returned, we were beginning to reopen our shuttered spas. However, by this past Spring, with a sudden and unexpected relaxation of testing requirements by several countries, the demand for testing in airports predictively declined and revenues from our XpresTest segment quickly followed.

The abrupt changes to our profitability required immediate intervention.  So, in Q2 of this year, my team and I began work on a plan to address the changes stemming from our XpresTest business.  The plan focused on delivering four (4) key strategic objectives:  improving airport unit economics; increasing retail revenue; leveraging available capital to grow outside the airport; and rationalizing our cost structure.  With our plan set, we carefully reviewed our portfolio of closed spas and reopened only those that we believed could generate sustainable profit. Many of these decisions were difficult in that they required us to look beyond the “profile” of where specific spas were located and focus instead on its likelihood to be profitable over the long term.  The savings generated from those closures was approximately $1.3 million. After closing eight underperforming units, we have reopened 23 of our 40 U.S. spas, supported the reopening of our two franchise spas in Austin and have plans to open a new location at Philadelphia Airport during the first half of 2023.

Further, we used the renewed focus on our core spa business to grow internationally.  Our international spas have always been an area of profitable performance and, as I have stated before, we intend to opportunistically leverage growth internationally utilizing our established international partners.  In addition to our three existing stores in Amsterdam and three stores in Dubai, we will have five stores in Istanbul Airport and intend to open our 12th international location at Abu-Dhabi Airport in Q1 2023.  We intend to further leverage our international presence over the next few years and are targeting high single-digit unit growth through 2025. And once these new stores gain footing, we expect our international business to generate between $10 and $12 million annually.

Reopening our spas over the past several months was only a first step, as we did so without making any material improvements to the facilities or the product and services offerings.  At that time, our resources were focused on executing against our XpresTest business. We believe this critical service played a large role in getting people safely back to travel and spending more time at airports across the US. Furthermore, we were able to recognize a critical gap in the US bio-surveillance infrastructure and pivoted XpresCheck to meet that need. Against this backdrop, and with new leadership, we analyzed our business and made the decision to refocus efforts and capital investments on our spa segment. We intend to refresh our spas as quickly as we are able and expect to spend approximately $6 million over time to accomplish this. We intend to use this capital to enhance the physical space, add new therapeutic equipment, and build out greater capacity for retail product, which we believe are key drivers of increased revenue.

Recapping our strategic approach to retail, with our portfolio now optimized, during the second and third quarters of 2022, we set out to strategically grow retail revenue. We built an entirely new approach to retail product offerings in our airport locations and online. While this required an enhanced infrastructure to support a larger retail category, we leveraged a third-party logistics partner to implement best practices in controlling inventory and replenishment as well as hired a team of experienced retail experts that not only understood how to execute the strategy but also how to stay ahead of trend so that our products maintain relevance. During Q2, we built the necessary infrastructure and during Q3 launched it across our portfolio. In fact, our initial timeline was to have retail products on all store shelves in time for the December holiday season.  Not only do we now have product in all our spas, but we were able to beat our original December timeline and were able to take advantage of this past busy Thanksgiving holiday travel period.

We see great potential in our new retail strategy. In 2019, retail sales accounted for about 15% or $7.3 million of our total spa revenue. As we opened new Treat locations and reopened our spas, we anticipate generating approximately $2 million in retail revenue this year. Our intention with this new strategy is to grow retail sales to approximately $10 million over the next 12-18 months.

As I’ve discussed, developing our capability to deliver a set of B2B products was also a part of our early efforts to offset the loss of revenue from XpresCheck.  And while we made some inroads in developing B2B client relationships which should generate approximately $348,000 in revenue this year, we are approaching this strategy thoughtfully and it will take the next several quarters to effectively build a platform that leverages our product and service portfolio to scale. We are resolute in our commitment to building out this sales channel further in 2023.

Looking at our cost structure optimization efforts, we identified meaningful spending cuts.  These cost reductions were achieved through headcount and G&A expense reductions coupled with labor optimization in our stores.  Strategically, we were not able to implement the full and immediate benefit of these cost savings until the fourth quarter of 2022 as we chose to develop a longer-term relationship with the CDC and Ginkgo Bioworks, and build out a more permanent bio-surveillance platform with an estimated contract value of up to $61 million over two years. Most of these hurdles have been cleared and we expect to fully realize approximately $0.5 million of initial cost savings in Q4.

With three quarters now behind us, and our focus on using Q4 to set the stage for a potentially profitable 2023, I plan to shift our focus from what we have done, to what we are planning to do. With almost a year of data collected on the performance of our Treat business, we are now in a position to affect change to that business which we believe will drive stronger results and a faster path to profitability for XWELL.  Initially, our intention is to close locations that no longer fit our profile for a successful business. This will include units across our portfolio of brands including Treat and XpresSpa. We expect this effort to save us approximately $1.5 million annually.

Further, we intend to remove unprofitable medical services from the Treat menu of offerings focusing more of our effort on retail sales and higher margin wellness service offerings.  The removal of unprofitable medical services from the Treat menu will save an additional $1.0 million of costs annually.  We expect the removal of medical services and the enhancement of our retail presence in the remaining Treat locations will require approximately $1.0 million in capital improvements to retrofit these locations to accommodate the change in offerings; however, the operating cost savings will more than offset the capital expense.

These changes to the Treat model, coupled with the capital and product improvements to a refreshed spa portfolio, are part of our overall approach to unify our XpresSpa and Treat offerings into a single operating model.  This single approach will reduce product confusion, drive a better consumer experience, and allow us to optimize costs through unified operational processes.

With respect to our spa refresh effort, we will introduce higher quality autonomous chairs in our spas to deliver a more therapeutic experience.  Our initial investment of $335,000 in these chairs has already been made with delivery of the first 10 within the next 45-60 days.  As we measure improved revenue from these chairs coupled with add-on services such as VR goggle and light therapy, we will make additional technology investments to further improve the experience and resulting revenue growth.  Additionally, we expect the introduction of add-on services like VR and light therapy to generate an additional $0.8 million in revenue for 2023.

We will continue working with our bankers to identify potential external growth opportunities through acquisition of strategic add-on companies. That said, we are also exploring a parallel path to growing outside the airport through our own organic growth.  We believe there is an opportunity to sell a collection of wellness offerings (products and services) in our own brick and mortar space.  We intend to exploit this strategy by identifying, developing and opening up to 10 off airport locations with anticipated total annual revenue of $10 million by the end of 2025.  And while this effort will require resource investments, we expect to accomplish it even after removing $1.1 million of overhead permanently.

In total, our efforts have saved the business $5.4 million on an annualized basis and are expected to generate approximately $25 million in incremental revenue by 2025. We’re moving forward as a leaner, more focused business and believe these efforts along with a continued focus on leveraging additional revenue opportunities will result in a sustainable and profitable business and one that is on the path to deliver $100 million in revenue by 2026.

Wellness is a $1.5 trillion industry, and we fully intend to take advantage of the continued growth of this sector as we pivot our business.  Once again, we will not hesitate to take the necessary steps and make the tough decisions for the continued growth of our business.  We will continue to invest our available capital on revenue and profit accretive efforts.  And while we recognize that our efforts in 2023 require capital investment, we are thoughtful in our approach to how each dollar is being utilized. You have my commitment and that of the Company’s management that our hands are firmly on the wheel steering the business toward improved growth and sustainable profitability.

Thank you in advance for your faith and commitment,

Scott Milford

Chief Executive Officer

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify these statements because they contain words such as “may,” “will,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” “plan,” “target,” “predict,” “potential,” or the negative of such terms, or other comparable terminology that concern our expectations, strategy, plans, or intentions. Forward-looking statements relating to expectations about future results or events are based upon information available to the Company as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Forward-looking statements in this shareholder letter include, but are not limited to, our expectations regarding our financial position and operating performance, our expectations regarding our business and our domestic and international initiatives, our expectations about our operating performance, trends in our business, the effectiveness of our strategies, our market opportunity, and demand for our products and services in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof, except as required by law.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresCheck®, XpresSpa®, Treat™ and HyperPointe.

•	XpresSpa is a leading airport retailer of wellness services and related products, with 29 locations in 13 airports globally.
•	Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers, currently located in three airports.
•	XpresCheck is a leading provider of COVID-19 screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

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Heather Tidwell

MWW

htidwell@mww.com